UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PROTECTIVE INSURANCE CORPORATION
(Name of Registrant as Specified in Its Charter)

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On February 16, 2021, Protective Insurance Corporation (“Protective”) sent a letter to its employees, as set forth below.

Good morning,

I am excited to share with you news about the future of Protective Insurance. This morning we announced that we have reached an agreement to be acquired by The Progressive Corporation, a leader in personal and commercial auto and homeowners insurance. The attached press release provides additional details on this important transaction.

At Protective, we have a strong reputation for delivering exceptional service and products that exceed our customers’ needs. This reputation has attracted interest from both insurance companies and private equity firms over the past many months; which is why in May we announced that our Board of Directors formed a Special Committee to explore a range of options that would best position Protective for long-term success. Today’s announcement with Progressive is the result of that process and represents the next chapter for Protective, with the full support of our team, the Board of Directors, as well as certain members of the Shapiro family.

Progressive and Protective share respect for what each company offers. Progressive is recognized for their strong national brand, stability and culture. Protective is recognized for our success with customers, our focus on transportation and the positive momentum we have built, in a space currently unoccupied by Progressive. With Progressive’s resources, we are better positioned to deliver meaningful benefits to our customers, partners and policyholders. As you get to know Progressive, you will be impressed by their leadership, culture and dedication to the people they serve, and will experience their commitment to investing in our continued success.

While this announcement is an important milestone in Protective’s history, today is only day one. Until the transaction closes, which is expected to occur prior to the end of the third quarter 2021, Protective and Progressive will continue to operate as separate, independent companies. In short, it is business as usual at Protective.

We know you have questions about today’s announcement and we will answer them as best we can. Look for an invitation to an all-employee Town Hall, to be held virtually at 10:00 AM ET today. In the meantime, attached is an FAQ to help answer a few initial questions you may have.

Today is a testament to the hard work and dedication of our entire team, the strong foundation we have built for Protective and our momentum in the market segments we serve. On behalf of the entire Board and management team, thank you for your dedication to Protective. I am excited for the opportunities we will have to further our mission of Safer Roads | Safer People with the support and resources of such a highly respected and reputable parent company.

Sincerely,

Jeremy Johnson
Chief Executive Officer

On February 16, 2021, Protective made available on its internal employee website certain questions and answers relevant to employees, as set forth below.

1.	What was announced?
•	Protective announced that an agreement was reached to be acquired by The Progressive Corporation, a leader in personal and commercial auto and homeowners insurance.
•	This is a testament to the hard work and dedication of our employees, the strong foundation we have built for Protective and our momentum in the market segments we serve.
•
Under the terms of the agreement, Protective shareholders will receive $23.30 in cash per each share of Protective’s Class A common stock and Class B common stock. This will be discussed in greater detail at the shareholder’s meeting, and in the accompanying press release.

2.	Why is Progressive the right partner for Protective?
•	We have long admired Progressive for its strong brand and reputation, financial strength, commitment to its customers and impressive leadership.
•
Progressive is not currently in the market segments we serve. The transaction enables Progressive to expand their footprint and allows Protective to continue to serve customers an enhanced value proposition.

•	We will be well positioned to deliver meaningful benefits to our customers, partners and policyholders.

3.	Why is now the right time to sell the Company?
•	This transaction honors our success with customers, our focus on transportation and the positive momentum we have built, and will give us greater ability to do more.
•	Progressive can provide the resources necessary to help Protective achieve its goals and take us to the next level.
•	The Shapiro family is also supportive of this transaction, with those who previously supported a different transaction now signing a voting agreement in favor of this deal.

4.	What does this mean for me and my job?
•
Progressive is committed to maintaining the momentum we have built in the transportation industry, and plans to retain Protective’s employees. This is a direct reflection of the talented and experienced team, as well as the goals and key initiatives we have in place.

•
The announcement is just the first of many steps that need to be completed to close the transaction, which we expect to occur prior to the end of the third quarter 2021, subject to customary closing conditions and regulatory approvals.

•	Until the official closing, Protective and Progressive will continue to operate as separate, independent companies, and we will remain focused on serving our customers, partners and clients.
•	The best thing each of us can do is remain focused on serving our customers, partners and clients every day.
•	Looking ahead, by combining with Progressive, we expect Protective and our employees to have greater opportunities to grow as part of a larger and more diversified organization.

5.	What is Progressive’s culture like? How will we fit together?
•
In making this important decision for Protective’s future, it was imperative to select a partner aligned with our identity, and our commitment to exceptional service and superior product offerings to meet and exceed our customers’ needs.

•	At the same time, Progressive sought a company to align with their core values, which build the foundation for the decisions they make and how they treat each other and their customers.
•	Progressive continues to be recognized as an exceptional employer; one that supports their people and values diversity and inclusion.
•	Progressive is committed to investing in our continued success.

6.	Will my compensation, benefits or equity change as a result of the announcement of this transaction?
•	The transaction was just announced and there is still a lot of work ahead of us.
•	Until the transaction closes, Protective and Progressive will remain separate and independent companies, so your compensation and benefits will continue in regular course.
•	As we get closer to closing the transaction you will receive more information about compensation and benefits.
•	If you have outstanding equity awards from your employment with Protective, please reach out to HR to discuss how they will be handled in the transaction.

7.	What will happen to Protective’s headquarters and facilities?
•	Progressive plans to keep Protective’s Carmel facilities.
•	Our current remote working environment and building access / safety procedures remain in place.

8.	What will happen to Protective’s name and brand?
•	Today, there are no plans to change Protective’s name and brand.

9.	Following the close of the transaction, how will Protective and Progressive be integrated? What changes can we expect in decision making and approvals?
•	While we are eager to start this new chapter, it is important to remember that today is the first day of a longer journey and there are many decisions still to be made.
•	Both Protective and Progressive are focused on making the transition as smooth as possible for all employees, and adding value to our business.
•	We will continue to share information as decisions are made over the next several months.

10.	I own Protective stock. What should I do with it? What will happen to it at closing?
•	We will continue as an independent, public company until the transaction closes.
•
Once the transaction closes, under the terms of the agreement, Protective shareholders will receive $23.30 in cash per each share of Protective’s Class A common stock and Class B common stock, and our shares will no longer trade on NASDAQ.

•	For questions about your individual investments or portfolio, you should contact your broker or financial advisor.

11.	What does this transaction mean for Protective customers and partners? What should I tell them?
•
Agents, customers and other key stakeholders will receive calls and/or a letters from the appropriate Protective executive team member, sharing the news of our acquisition. These communications will outline some of the reasons why we believe this is a great outcome.

•	When you talk to clients, customers or others, please use the FAQ to guide your conversations. Other items to note:
i.	It is OK to say that details have not been worked out, and that more information will be shared when it is available.
ii.	Progressive sought us for our complementary capabilities, our team’s expertise and the momentum we are building in the market segments we serve.
iii.
With Progressive’s scale and resources, we expect to deliver greater value to our policyholders, while continuing to provide the exceptional service they have come to expect from us. Together, we will be able to deliver innovative offerings and superior customer service to even more customers.

iv.
If you are contacted by the media, please send any inquiries to Danielle Marsh at dmarsh@protectiveinsurance.com, and any investor inquiries to John Barnett at investors@protectiveinsurance.com, who will respond on Protective’s behalf.

12.	When is the transaction expected to close? What are the next steps in the process? What do I need to do between now and close?
•	The announcement is just the first step in this process, and most of you will see little change to your day-to-day.
•	We expect the transaction to close prior to the end of the third quarter 2021, subject to customary closing conditions.
•
Until then, it is business as usual, and Protective and Progressive will continue to operate as separate and independent companies. Please stay focused on providing our customers with the excellent service they have come to expect from us.

13.	Where can I obtain additional information?
•	Please direct questions to your manager, HR contact, or to communications@protective.com.
•	There will be an integration page on Navigator to house shared information.

14.	What if I am approached by the media and other third parties?
•	Per standard company policy, please refrain from commenting on any questions you receive from media or the investment community.
•	Please forward any inquiries from the media to Danielle Marsh at dmarsh@protectiveinsurance.com.
•	Please forward investor inquiries to John Barnett at investors@protectiveinsurance.com.

On February 16, 2021, Protective provided the following talking points to its investor relations team for use with investors and analysts.

What We Announced

•	Thank you for taking the time to speak with me on short notice. I hope you are staying safe and healthy.

•
As you may have seen, we just issued a press release announcing that we have reached an agreement to be acquired by The Progressive Corporation in an all cash transaction valued at approximately $338 million.

•	We are pleased to partner with Progressive, a leader in personal and commercial auto and homeowners insurance.

•	We are excited to deliver a significant premium of 49.1% and 63.2% to the February 12, 2021 closing prices, respectively, for the Class A common shares and Class B common shares.

Benefits of the Transaction

•	As you may recall, in May our Board of Directors formed a Special Committee to explore a range of options that would maximize value and best position Protective for long-term success.

•
This transaction is the result of that process and represents an exciting next chapter for Protective, with the support of our team, the Board of Directors, the Special Committee of the Board of Directors, as well as the Shapiro family.

•	We have long admired Progressive for its strong brand and reputation, financial strength, commitment to its customers and impressive leadership.

•
Progressive is not currently in the market segments we serve. This transaction enables Progressive to expand its footprint, and allows Protective to continue serving customers with an enhanced value proposition.

•	With Progressive’s resources, we are better positioned to deliver meaningful benefits to our customers, partners and policyholders.

Next Steps

•
In terms of next steps, we expect the transaction to close prior to the end of the third quarter 2021, subject to customary closing conditions, including the approval by Protective’s Class A shareholders of the merger.

•
As I briefly mentioned, we are pleased to announce that certain Protective shareholders owning approximately 35% of Protective's outstanding Class A common stock that had previously entered into a contingent sale agreement terminated certain of their obligations under that agreement and entered into a Voting and Support Agreement with the Company and Progressive in support of the sale to Progressive.

•	Importantly, until the transaction closes, Protective and Progressive will continue to operate as separate, independent companies and it is business as usual for all of us.

•	We expect the transition to be seamless for all of our stakeholders.

•	On behalf of the Protective team, thank you for your continued support.

•	We look forward to beginning our next chapter with Progressive.

Additional Information and Where to Find It
In connection with the proposed transaction, Protective will file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This material is not a substitute for the proxy statement or any other document which Protective may file with the SEC. INVESTORS IN AND SHAREHOLDERS OF PROTECTIVE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders may obtain a free copy of these documents (when they are filed and become available) free of charge at the SEC’s website at www.sec.gov.  Protective also will provide a copy of these materials without charge on its website at www.protectiveinsurance.com.

Participants in the Solicitation
Protective and its Board of Directors and executive officers may be deemed to be participants in the solicitation of proxies from Protective’s shareholders in connection with the proposed transaction.  Information regarding Protective’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Protective’s 2020 annual proxy statement filed with the SEC on April 6, 2020.  A more complete description will be available in the proxy statement on Schedule 14A to be filed regarding the proposed transaction.  You may obtain free copies of these documents as described in the preceding paragraph filed with or furnished to the SEC.  All such documents, when filed or furnished, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to the investor relations department of Protective.

Forward Looking Statements
Some of the statements in this material may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to future events and financial performance and Protective may make related oral, forward-looking statements on or following the date hereof. All statements in this material not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Such statements may include forward-looking statements both with respect to us in general and the insurance sector specifically, both as to underwriting and investment matters. These statements may also include assumptions about our proposed acquisition by [Carnation] (including its benefits, results, effects and timing). Statements which include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this material for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

The proposed transaction is subject to risks and uncertainties, including: (A) that Protective and [Carnation] may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (B) uncertainty as to the timing of completion of the proposed transaction; (C) the inability to complete the proposed transaction due to the failure to obtain the Protective shareholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (D) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (E) risks related to disruption of management’s attention from Protective’s ongoing business operations due to the proposed transaction; (F) the effect of the announcement of the proposed transaction on Protective’s relationships with its clients, operating results and business generally; (G) the outcome of any legal proceedings to the extent initiated against Protective, [Carnation] or others following the announcement of the proposed transaction and (H) the effects of the COVID-19 pandemic and associated government actions on Protective’s operations and financial performance, as well as Protective’s and [Carnation]’s management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Protective’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of Protective on file with the SEC.  Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Protective will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Protective or its business or operations.  Except as required by law, the parties undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.